Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
April 25, 2013	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc today reported its results of operations for the Three Months Ended March 31, 2013:

	OMEGA FLEX, INC. (OFLX)

	Three Months Ended March 31,

	2013	2012

Net Sales	$16,382,000	$14,548,000

Net Income attributable to Omega Flex, Inc.	$1,582,000	$3,920,000

Earnings Per Share - Basic and Diluted	$0.16	$0.39

Weighted Average Shares - Basic and Diluted	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s results for the first quarter of 2013 were favorable compared to the same period in 2012.

Net Sales for the three months ended March 31, 2013 increased 12.6% over the first quarter of 2012, rising to $16,382,000 from $14,548,000.  Increases in Net Sales are primarily attributable to continued growth in the residential construction sector, as well as higher demand for the Company’s double-containment piping products.

The Company’s Net Income for the first three months of 2013 was $1,582,000.  During the same quarter last year the Company had Net Income of $3,920,000, much of which was earned through a one-time insurance legal recovery (ILR) gain of $4,700,000, as previously disclosed.  Excluding that item (and related items such as income taxes on the ILR), the Company recognized an improvement in Net Income for the quarter of nearly 14% over last year.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.